Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement (Nos. 333-73461 and 333-75859) on Form S-8 of our report dated June 28, 2012, with respect to the financial statements and supplemental schedule of Starwood Hotels & Resorts Worldwide, Inc. Savings and Retirement Plan (the “Plan”) as of December 31, 2011 and 2010, and for the year ended December 31, 2011, included in this annual report on Form 11-K. It should be noted that we have not audited any financial statements of the Plan subsequent to December 31, 2011 or performed any audit procedures subsequent to the date of our report.

/s/ Mayer Hoffman McCann P.C.

Phoenix, Arizona

June 28, 2012